PRESS RELEASE
October 19, 2005
(10:00 am for Immediate Release)

Chemung Financial Reports 3rd Quarter/Year-To-Date Earnings

Chemung Financial Corporation, the parent holding company of Elmira-based Chemung Canal Trust Company and CFS Group, Inc., has reported third quarter unaudited net income of $1.955 million vs. $2.046 million unaudited net income for the third quarter of 2004, a decrease of 4.4%. Earnings per share for the quarter were $0.53 as compared with $0.54 a year ago, a decrease of 1.9% on approximately 92,000 fewer average shares outstanding.

Net income for the first nine months of 2005 totaled $5.283 million vs. $6.222 million for the first nine months of 2004, a decrease of 15.1%. Earnings per share were down 12.8% from $1.64 to $1.43 per share on approximately 86,000 fewer average shares outstanding.

In a prepared statement released by the Corporation this morning, Jan P. Updegraff, President & Chief Executive Officer, stated:

"Our third quarter net results were impacted primarily by an increase in operating expenses as well as a slightly lower level of net interest income that was partially offset by an increase in non-interest income.

While our net interest margin for the third quarter of this year increased to 3.77% compared to 3.70% during the third quarter of 2004, net interest income declined $100 thousand. This decline was largely attributed to a $26.6 million decrease in average earning assets due to a reduced level of investment securities. The Corporation's average securities portfolio declined $47.8 million principally because potential high quality investments carried low yield spreads.

The lower average securities portfolio segment of our earning assets was partially offset primarily by a $17.6 million increase in average loans. We have seen steady loan growth throughout the first three quarters of 2005. We are encouraged by the increase in our loan activity, particularly in our commercial loan portfolio, as we believe this trend to be indicative of an improving economic environment.

Non-interest income for the third quarter of 2005 increased $298 thousand or 9.6% from the third quarter of 2004, primarily due to higher fee income generated through our Trust and Investment Center as well as an increase in revenue from the Corporation's equity investment in Cephas Capital Partners, LP, a Small Business Investment Company limited partnership.

Third quarter 2005 operating expenses compared to the corresponding period in 2004 were up $374 thousand or 6.0%, due primarily to higher salaries and wages, marketing and advertising costs and occupancy expenses.

The decrease in net income for the first nine months of 2005 resulted from lower net interest income and non-interest income, as well as higher operating expenses, partially offset by a $192 thousand reduction in the provision for loan losses.

While our net interest margin for the first nine months of 2005 compared to the first nine months of last year increased 7 basis points to 3.74%, net interest income declined $628 thousand or 3.3%, principally due to a $34.6 million decrease in average earning assets. The Corporation's $45.3 million decrease in the average securities portfolio was partially offset by a $10.9 million increase in average loans. The lower provision for loan losses, which declined from $1.167 million to $975 thousand, is reflective of management's review of the adequacy of our allowance for loan losses.

Non-interest income for the first nine months of 2005 decreased $221 thousand or 2.3% compared to the same period last year, with lower service charges on deposit accounts and lower net gains on securities transactions being the primary factors impacting this decline.

Similar to our third quarter results, an $823 thousand or 4.4% increase in operating expenses for the first nine months of 2005 was primarily due to higher salaries and wages, increased marketing and advertising expense and an increase in net occupancy costs.

We are very pleased to note the recent opening of our new representative office in Vestal, and we look forward to developing new Trust and Loan relationships in the Broome County market. We also look forward to opening our first of two full service offices in the Ithaca market. The first will open during the current quarter, with a second office slated to be opened during the second quarter of next year. We believe our expansion into these markets provides great potential for the future growth of our company, and we look forward to being an integral part of these communities."

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.